Exhibit 99.1

MESABI TRUST PRESS RELEASE

April 15, 2025 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Announcement of Mesabi Trust Distribution

The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of fifty-six cents ($0.56) per Unit of Beneficial Interest payable on May 20, 2025 to Mesabi Trust Unitholders of record at the close of business on April 30, 2025.  This compares to a twenty-nine cents ($0.29) per Unit distribution declared for the same period last year.

The Trustees’ announcement today of a fifty-six cents ($0.56) per Unit distribution, as compared to the twenty-nine cents ($0.29) per Unit distribution announced by the Trust at the same time last year, reflects several points. The Trust’s receipt of total royalty payments of $8,986,464 on January 30, 2025, from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), was higher than the total royalty payments of $6,432,434 received by the Trust from Cliffs in January 2024.

The Trustees’ distribution announcement today also takes into account numerous other factors, including uncertainties resulting from Cliffs’ prior announcements to increase the use of scrap iron in its vertical supply chain planning, the current volatility in the iron ore and steel industries generally, national and global economic uncertainties, potential changes in trade laws, the volume of unfairly traded imports, the imposition or termination of duties or tariffs and further potential disturbances from global unrest.

The Trustees have received no specific updates on Cliffs’ plans for the current year concerning Northshore iron ore operations or Northshore sale or shipments of iron ore products.

Quarterly royalty payments from Cliffs and Northshore for iron ore production and shipments during the first calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due April 30, 2025, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to Northshore operations and Cliffs during 2025 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, sales and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, imposition or termination of duties or tariffs and retaliatory tariffs, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors historically found in some of the pellet supply agreements between Cliffs and certain of its customers, which may result in future adjustments to royalties payable to Mesabi Trust and other factors. Further, historically some of the royalties earned by Mesabi Trust have been based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and may be dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust was not a party and that were not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520